UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 Date of report (Date of earliest event reported): September 7, 2021 (September 7, 2021)
Humana Inc. (Exact Name of Registrant as Specified in Charter)

Delaware	001-5975	61-0647538
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 W. Main Street, Louisville, Kentucky 40202
(Address of Principal Executive Offices, and Zip Code)

(502) 580-1000
Registrant’s Telephone Number, Including Area Code

(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

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Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	HUM	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 7.01 Regulation FD Disclosure.

Members of Humana Inc.’s (the “Company”) senior management team are scheduled to meet with investors and analysts between September 7, 2021 and September 30, 2021. During the meetings, the Company intends to maintain its guidance range of $24.97 to $25.47 in diluted earnings per common share (“EPS”) or $21.25 to $21.75 in adjusted earnings per common share (“Adjusted EPS”), in each case for the year ending December 31, 2021 (“FY 2021”). This guidance is consistent with the guidance issued in Humana’s press release dated July 28, 2021, and is given while continuing to acknowledge the heightened uncertainty surrounding the ongoing pandemic as it relates to COVID hospitalization trends and the rate at which non-COVID utilization normalizes.

Medicare Advantage (MA) Utilization Update:

In recent weeks, the Company has experienced increased COVID hospitalizations in connection with the current surge in COVID cases in the U.S., and related declines in non-COVID inpatient utilization. While the Company has limited visibility into reductions in non-inpatient utilization driven by the recent increase in COVID cases due to the lag in related claims data, the Company has seen non-inpatient utilization decline in response to previous COVID surges and is currently anticipating that it will experience a comparable decline with the most recent COVID increase.

The Company’s FY 2021 Adjusted EPS guidance currently assumes that these expected reductions in non-COVID utilization will follow similar trends seen during previous surges of the pandemic, and result in overall third and fourth quarter non-COVID utilization running lower than the previously disclosed 2.5 percent below baseline expectation, offsetting incremental COVID testing and treatment costs.

The Company is scheduled to present at the 19th Annual Morgan Stanley Global Healthcare Conference on September 15, 2021 at 8:45 a.m. Eastern Daylight Time (EDT) and will discuss utilization trends and related assumptions in further detail at that time.  The date and time of presentations to investors are also available via the Investor Relations calendar of events on the Company’s website at www.humana.com.

The Company has included Adjusted EPS in this current report, a financial measure that is not in accordance with Generally Accepted Accounting Principles (“GAAP”). Management believes that this measure, when presented in conjunction with the comparable measure of GAAP EPS, is useful to both management and its investors in analyzing the Company’s ongoing business and operating performance. Consequently, management uses Adjusted EPS as an indicator of the Company’s business performance, as well as for operational planning and decision making purposes. Adjusted EPS should be considered in addition to, but not as a substitute for, or superior to, GAAP EPS. A reconciliation of GAAP EPS to Adjusted EPS follows:

Diluted earnings per common share	FY 2021 Guidance
GAAP	$24.97 - $25.47
Amortization of identifiable intangibles	0.39
Put/call valuation adjustments associated with company's non-consolidating minority interest investments	3.18
Estimated mark to market gain associated with existing 40 percent minority ownership of Kindred at Home	(7.73)
Transaction and integration costs associated with the pending Kindred at Home acquisition	0.31
Change in fair market value of publicly-traded equity securities	0.13
Adjusted (non-GAAP) – FY 2021 projected	$21.25 to $21.75

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

HUMANA INC.

BY:	/s/ Cynthia H. Zipperle
Cynthia H. Zipperle
Senior Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)

Dated:    September 7, 2021